UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Moleculin Biotech, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Moleculin Biotech, Inc.
5300 Memorial Drive, Suite 950
Houston, TX 77007
(713) 300-5160

To the Stockholders of Moleculin Biotech, Inc.:

In anticipation of Moleculin Biotech’s 2019 annual meeting of stockholders on May 22, 2019, we wish to provide our stockholders with additional information about Moleculin and its corporate governance.
Board Operation and Size. As we discussed in the proxy statement we mailed to stockholders in advance of our annual meeting, our Board of Directors held 16 meetings during 2018. In addition to meetings of the full Board of Directors, our Board has established an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During 2018, these Board Committees held an additional 19 meetings during the year. Specifically, the breakdown of the committee meetings for 2018 are as follows: 9 for the Audit Committee, 7 for the Compensation Committee, and 3 for the Governance Committee. We believe that such interaction between fellow Board members and with Management provided proper oversight of the Company.
Our Board is currently comprised of four members, three of which are independent Directors per the NASDAQ Stock Market rules. Detailed biographies of our Board members can be found in our proxy statement. We have assembled an exceptional board with diverse business backgrounds that provide our company with invaluable guidance. To date, we believe the size of our Board has been sufficient for a company of our size. However, as our company grows and further develops our product candidates, our Board has indicated that at the appropriate time it would like to add one additional Director that would provide the Board with additional experience and skills.
Update on Material Weakness. Our annual report on Form 10-K was included in the materials stockholders received with our proxy statement. In our annual report, we discuss that as of December 31, 2018, our chief executive officer and chief financial officer concluded that we had a material weakness in our internal controls over financial reporting. We would like to provide stockholders with an update on the status of our remediation plan to eliminate this material weakness.
The reason for the material weakness in our internal controls over financial reporting was the lack of segregation of duties within our accounting function due to our relatively small staff size. In simple terms, we cannot overcome this material weakness without increasing the size of our accounting staff and investing in more sophisticated software. In order to rectify this material weakness, we have taken the following steps:

•
Addition of a full-time controller during the third quarter of 2017 with previous experience with biotech & large-cap companies and, as well as previous experience at the SEC. Our controller is also a CPA and CGMA.

•	In 2017, the company retained the services of Grant Thornton LLP to act as our public accounting firm.

•	Addition of a Senior Accountant - Reporting in the first quarter of 2018 with experience at a Big Four accounting firm.

•	Addition of a staff accountant with ERP implementation experience in the third quarter of 2018.

•
Finally, in the fourth quarter of 2018, based upon the recommendation of Grant Thornton LLP, we replaced our older accounting system, which did not support proper segregation of duties, with NetSuite, an Oracle company. A well-known ERP suite which was recommended by independent experts in the field.

Based on foregoing, we believe that by the end of 2019 we will be able to remediate our material weakness, provided we continue to have the appropriate resources to continue to fund these developments.
Sincerely,

Walter Klemp
Chairman & Chief Executive Officer

Forward-Looking Statements

Some of the statements in this letter are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of the company to successful remediate its material weakness during 2019. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this letter speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this letter to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.